                                                                    EXHIBIT 4.32



--------------------------------------------------------------------------------




                       TRANSAMERICAN REFINING CORPORATION,

                                   as Issuer,



                                       and



                           FIRST UNION NATIONAL BANK,

                                   as Trustee



                            ------------------------


                          FIRST SUPPLEMENTAL INDENTURE

                        Effective as of December 15, 1998

                           --------------------------



               $200,000,000 16% Senior Subordinated Notes due 2003



--------------------------------------------------------------------------------

                          FIRST SUPPLEMENTAL INDENTURE

         THIS FIRST SUPPLEMENTAL INDENTURE, effective as of December 15, 1998 (the "Supplemental Indenture"), is made and entered into by and among TRANSAMERICAN REFINING CORPORATION, a Texas corporation (the "Company"), and FIRST UNION NATIONAL BANK (the "Trustee"), under an Indenture dated as of December 30, 1997, by and between the Company and the Trustee (the "Original Indenture"). All capitalized terms used in this Supplemental Indenture that are defined in the Original Indenture, either directly or by reference therein, have the respective meanings assigned to them therein, except to the extent such terms are otherwise defined in this Supplemental Indenture or the context clearly requires otherwise.

         WHEREAS, Section 9.2 of the Original Indenture provides, among other things, that, with the consent of the Holders of not less than a majority in aggregate Value of then outstanding Notes or, with respect to certain matters, not less than 66-2/3% in aggregate Value of the Notes at the time outstanding, the Company, when authorized by Board Resolutions, and the Trustee may amend or supplement the Original Indenture or the Security Documents or enter into an indenture supplemental thereto for the purposes of adding any provisions to or changing in any manner or eliminating any of the provisions of the Original Indenture or the Security Documents or of modifying in any manner the rights of the Holders under the Original Indenture or the Notes; and

         WHEREAS, the Company has solicited consents from the Holders of the Notes (the "Consent Solicitation") to amendments (the "Proposed Amendments") to
(i) the Original Indenture and (ii) the Registration Rights Agreement dated December 30, 1998 by and among the Company and Jefferies & Company, Inc.; and

         WHEREAS, the Holders of at least 66-2/3% in aggregate Value of Notes at the time outstanding have consented to the Proposed Amendments pursuant to the Consent Solicitation; and

         WHEREAS, the Board of Directors of the Company has adopted resolutions authorizing and approving the Proposed Amendments and the Company and the Trustee are executing and delivering this Supplemental Indenture in order to provide for such amendments;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Supplemental Indenture hereby agree as follows:

                                    ARTICLE I
                        AMENDMENTS TO ORIGINAL INDENTURE

         Section 1.01. Amended Definitions. The following definitions in Section
1.1 of the Original Indenture are hereby amended as follows:

         (a) The definition of "Accounts Receivable Subsidiary" is hereby amended to read in its entirety as follows:

                           "Accounts Receivable Subsidiary" means a subsidiary
                  of TEC, the Company, TCR Holding or TransContinental designated as an Accounts Receivable Subsidiary for the purpose of financing the accounts receivable of TransContinental.

         (b) The definition of "Affiliate" is hereby amended to read in its entirety as follows:

                           "Affiliate" means, with respect to any specified
                  Person, (i) any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person or (ii) any officer, director or controlling shareholder of such other Person. For purposes of this definition, the term "control" means (a) the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or (b) without limiting the foregoing, the beneficial ownership of 10% or more of the voting power of the voting common equity of such Person (on a fully diluted basis) or of warrants or other rights to acquire such equity (regardless of whether presently exercisable). Notwithstanding the foregoing, none of the Purchasers shall be deemed to be "Affiliates" of the Company or any of its Subsidiaries.

         (c) The definition of "Capital Improvement Program" is hereby amended to read in its entirety as follows:

                           "Capital Improvement Program" means the expansion and
                  improvement program at the Company (or, after the Transaction Closing Date, TransContinental).

         (d) The definition of "CATOFIN(R) Unit" is hereby amended to read in its entirety as follows:

                           "CATOFIN(R) Unit" means certain real property owned
                  by the Company before the Transaction Closing Date as more specifically defined in the security documents relating to the TEC Notes, together with all personal property of TransContinental now or hereinafter located on such real property but only to the extent that such property is part of a refining unit designed to produce propane and butane mono-olefins using the CATOFIN(R) process.

         (e) The definition of "Change of Control" is hereby deleted in its entirety.

         (f) The definition of "Consolidated Fixed Charge Coverage Ratio" is hereby amended to read in its entirety as follows:

                           "Consolidated Fixed Charge Coverage Ratio" on any
                  date (the "Transaction Date") means, with respect to any Person, the ratio, on a pro forma basis, of (i) (x) with respect to any Person other than TCR Holding, the aggregate amount of Consolidated EBITDA of such Person (attributable to continuing operations and businesses and exclusive of the amounts attributable to operations and businesses discontinued or disposed of, on a pro forma basis as if such operations and businesses were discontinued or disposed of on the first day of the Reference Period) for the Reference Period or (y) with respect to TCR Holding, the aggregate amount of dividends and other distributions on the Capital Stock of TransContinental received by TCR Holding from TransContinental during the Reference Period to (ii) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to discontinued operations and businesses on a pro forma basis as if such operations and businesses were discontinued or disposed of on the first day of the Reference Period, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such computation, in calculating Consolidated EBITDA and Consolidated Fixed Charges, (a) the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (b) the incurrence of any Debt or issuance of Disqualified Capital Stock or the retirement of any Debt or Capital Stock during the Reference Period or subsequent thereto and on or prior to the Transaction Date shall be assumed to have occurred on the first day of such Reference Period, (c) Consolidated Interest Expense attributable to any Debt (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to a Swap Obligation (that remains in effect for the 12-month period after the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

         (g) The definitions of "Construction Supervisor" and "Debt" are hereby amended to read in their entirety as follows:

                           "Construction Supervisor" means Baker & O'Brien,
                  Inc., as construction supervisor of the Capital Improvement Program or any successor construction supervisor appointed by TEC with the approval of TCR Holding, which approval shall not be unreasonably withheld.

                           "Debt" means with respect to any person, without
                  duplication (i) all liabilities, contingent or otherwise, of such Person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, notes, debentures, or similar instruments or letters of credit or representing the balance deferred and unpaid of the purchase price of any property acquired by such Person or services received by such Person (other than long-term services or supply contracts which required minimum periodic payments), (c) evidenced by bankers' acceptances or similar instruments issued or accepted by banks or Swap Obligations,
                  (d) for the payment of money relating to a Capitalized Lease Obligation, (e) the Attributable Debt associated with any Sale and Leaseback Transaction or (f) Dollar-Denominated

                  Production Payments that TransTexas or any of its Subsidiaries elect to treat as Debt (excluding all other Permitted Production Payment Obligations); (ii) reimbursement obligations of such Person with respect to letters of credit;
                  (iii) all liabilities of others of the kind described in the preceding clause (i) or (ii) that such Person has guaranteed or that is otherwise its legal liability (to the extent of such guaranty or other legal liability) other than for endorsements, with recourse, of negotiable instruments in the ordinary course of business; (iv) all obligations secured by a Lien (other than Permitted Liens, except to the extent the obligations secured by such Permitted Liens are otherwise included in clause (i), (ii) or (iii) of this definition and are obligations of such Person) to which the property or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of such Person are subject, regardless of whether the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability (but, if such obligations are not assumed by such Person or are not otherwise such Person's legal liability, the amount of such Debt shall be deemed to be limited to the fair market value of such property or assets determined as of the end of the preceding fiscal quarter); and
                  (v) any and all deferrals, renewals, extensions, refinancings, and refundings (whether direct or indirect) of, or amendments, modifications, or supplements to, any liability of the kind described in any of the preceding clauses (i) through (iv) regardless of whether between or among the same parties. Notwithstanding anything to the contrary contained herein, for purposes of Section 4.11, notes issued in satisfaction of the interest obligation on up to $150 million principal amount of 15% Senior Secured Notes due 2003 issued pursuant to the Transaction in accordance with the terms thereof shall not constitute Debt except for purposes of the third to last and second to last paragraphs of Section 4.11.


         (h) The definition of "Disqualified Capital Stock" is hereby amended to read in its entirety as follows:

                           "Disqualified Capital Stock" means, with respect to
                  any Person, any Capital Stock of such Person or its Subsidiaries that, by its terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased by such Person or its Subsidiaries, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due, on or prior to June 30, 2003.

         (i) The definition of "Gas Purchase Agreement" is hereby amended to read in its entirety as follows:

                           "Gas Purchase Agreement" means the Interruptible Gas
                  Sales Terms and Conditions between the Company and TransTexas, as in effect on the Issue Date and as amended from time to time, provided that any such amendment is approved by the Board of Directors of each of the parties thereto.

         (j) The definition of "Insurance Proceeds" is hereby amended to read in its entirety as follows:

                           "Insurance Proceeds" means the interest in and to all
                  proceeds (net of costs of collection, including attorney's fees) which now or hereafter may be paid under any insurance policies now or hereafter obtained by or on behalf of the Company, TEC, TCR Holding, TransContinental, TransTexas, or any Guarantor in connection with any assets thereof, together with interest payable thereon and the right to collect and receive the same, including, without limitation, proceeds of casualty insurance, title insurance, business interruption insurance and any other insurance now or hereafter maintained with respect to such assets.

         (k) The definition of "Permitted Investment" is hereby amended to read in its entirety as follows:

                           "Permitted Investment" means, when used with
                  reference to the Company or its Subsidiaries, (i) trade credit extended to persons in the ordinary course of business; (ii) purchases of Cash Equivalents; (iii) Investments by any of the TARC Entities or any of the TCR Holding Entities in any of the TCR Holding Entities or in TransContinental and Investments by any of the TCR Holding Entities in any of the TARC Entities;
                  (iv) Swap Obligations; (v) the receipt of Capital Stock in lieu of cash in connection with the settlement of litigation;
                  (vi) advances to officers and employees in connection with the performance of their duties in the ordinary course of business in an amount not to exceed $3 million in the aggregate outstanding at any time; (vii) margin deposits in connection with Permitted Hedging Transactions; (viii) an Investment in one or more Unrestricted Subsidiaries of the Company in an aggregate amount not in excess of $10,000,000 (net of returns on investment) plus the assets comprising the CATOFIN(R) Unit owned by the Company as of the date hereof, less the amount of any Unrestricted Non-Recourse Debt outstanding of the Company or any of its Subsidiaries; (ix) deposits permitted by the definition of Permitted Liens or any extension, renewal, or replacement of any of them; (x) Investments in Accounts Receivables Subsidiary Notes by any of the TARC Entities or any of the TCR Holding Entities in amounts not to exceed the greater of $20 million or 20% of the TransContinental Borrowing Base at any one time; (xi) Investments by the Company in a reincorporation subsidiary in connection with the initial capitalization thereof and not to exceed $1,000; (xii) Investments by the Company or any of its wholly owned Subsidiaries in an aggregate amount not to exceed $250,000, for the purpose of facilitating a redemption, repurchase or other retirement for value of the Old TARC Warrants or the conversion of the Old TARC Warrants into the right to receive cash; (xiii) a guaranty by a Subsidiary of the Company permitted under clause (h) of Section 4.11; (xiv) deposits permitted by the definition of "Permitted Liens" or any extension, renewal, or replacement of any of them; (xv) other Investments not in excess of $5 million at any time outstanding; (xvi) loans made (X) to officers, directors and employees of the Company or any of its Subsidiaries approved by the applicable Board of Directors (or by an authorized officer), the proceeds of which are used solely to purchase stock or to exercise stock options received pursuant to an employee stock option plan or other incentive plan, in a principal amount not to exceed the purchase price of such stock or the exercise price of such stock options, as applicable and (Y) to refinance loans, together with accrued interest thereon made pursuant to this clause, in each case not in excess of $3 million in the aggregate outstanding at any one time, (xvii) Investments in money market mutual or similar funds having assets in excess of $100,000,000 and (xviii) the purchase or other acquisition by TARC, TCR Holding and their Subsidiaries of TEC Notes or by TCR Holding and its Subsidiaries of Notes or Series C/D Notes.

         (l) The definition of "Permitted Liens" is hereby amended to read in its entirety as follows:

                           "Permitted Liens" means (a) Liens imposed by
                  governmental authorities for taxes, assessments, or other charges not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company or any of its Subsidiaries in accordance with GAAP; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, mineral interest owners, or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 60 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company or any of its Subsidiaries in accordance with GAAP; (c) deposits of cash or Cash Equivalents to secure (i) the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business (or to secure reimbursement obligations or letters of credit issued to secure such performance or other obligations) in an aggregate amount outstanding at any one time not in excess of $5 million or (ii) appeal or supersedeas bonds (or to secure reimbursement obligations or letters of credit in support of such bonds); (d) easements, servitudes, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business which, in the aggregate, are not material in amount and which do not, in any case, materially detract from the value of the property subject thereto (as such property is used by any of the TARC Entities) or materially interfere with the ordinary conduct of the business of any of the TARC Entities including without limitation, any easement or servitude granted in connection with the financing of the Storage Assets; (e) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (f) Liens securing Debt or other obligations not in excess of $3 million; (g) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, other types of social security legislation, property insurance and liability insurance; (h) Liens on Equipment, Receivables and Inventory;
                  (i) Liens on the assets of any entity existing at the time such assets are acquired by any of the TARC Entities, whether by merger, consolidation, purchase of assets or otherwise so long as such Liens (i) are not created, incurred or assumed in contemplation of such assets being acquired by any of the TARC Entities and (ii) do not extend to any other assets of any of the TARC Entities; (j) Liens (including extensions and renewals thereof) on real or personal property, acquired after the Issue Date ("New Property"); provided, however, that (i) such Lien is created solely for the purpose of securing Debt Incurred to finance the cost (including the cost of improvement or construction) of the item of New Property subject thereto and such Lien is created at the time of or within six months after the later of the acquisition, the completion of construction, or the commencement of full operations of such New Property, (ii) the principal amount of the Debt secured by such Lien does not exceed 100% of such costs plus reasonable financing fees and other associated reasonable out-of-pocket expenses and (iii) any such Lien shall not extend to or cover any property or assets other than such item of New

                  Property and any improvements on such New Property; (k) leases or subleases granted to others that do not materially interfere with the ordinary course of business of any of the TARC Entities, taken as a whole; (l) Liens on the assets of one of the TARC Entities in favor of another TARC Entity; (m) Liens securing reimbursement obligations with respect to letters of credit that encumber documents relating to such letters of credit and the products and proceeds thereof; provided, that, such reimbursement obligations are not matured for a period of over 60 days; (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (o) Liens encumbering customary initial deposits and margin deposits securing Swap Obligations or Permitted Hedging Transactions and Liens encumbering contract rights under Permitted Hedging Transactions; (p) Liens on cash deposits to secure reimbursement obligations with respect to letters of credit after the Delayed Coking Unit is completed; (q) Liens that secure Unrestricted Non-Recourse Debt; provided, however, that at the time of incurrence the aggregate fair market value of the assets securing such Lien (exclusive of the stock of the applicable Unrestricted Subsidiary) shall not exceed the amount of allowed Unrestricted Non-Recourse Debt of the Company or TCR Holding; (r) Liens on the proceeds of any property subject to a Permitted Lien and Liens on the proceeds of any Debt Incurred in accordance with the provisions hereof, or on deposit accounts containing any such proceeds; (s) Liens imposed in connection with Debt incurred pursuant to clause
                  (f) of Section 4.11; provided, that such liens, if not Permitted Liens, do not extend to property other than the Storage Assets, the proceeds of financing related to the Storage Assets or deposit accounts containing such proceeds; and (t) any extension, renewal or replacement of the Liens created pursuant to any of clauses (a) through (g), (i) through (s) or (u) provided that such Liens would have otherwise been permitted under such clauses, and provided further that the Liens, permitted by this clause (t) do not secure any additional Debt or encumber any additional property; (u) Liens that secure Senior Debt; (v) Liens on any property of the Company or its Subsidiaries (or any agreement to grant such Liens) securing the Series C/D Notes or the Notes, (w) Liens on any Property owned by TransContinental and
                  (x) Liens on any Property owned by the Company or TCR Holding to secure Debt permitted by clause (s) of Section 4.11.

         (m) The definition of "Phase I Completion Date" is hereby amended to read in its entirety as follows:

                           "Phase I Completion Date" means the date on which the
                  Construction Supervisor issues a written notice (the "Phase I Completion Notice") to TEC certifying that the Phase I Performance Test has been completed.


         (n) A definition of "Phase I Performance Test " is hereby added to the Original Indenture to read in its entirety as follows:

                           "Phase I Performance Test" means for a period of at
                  least 72 uninterrupted hours, TransContinental's refinery has sustained (i) an average feedstock throughput level of at least 150,000 barrels per day and (ii) no net production of vacuum tower bottoms when using as input a combined feedstock slate with an average API Gravity of 22 degrees or less.

         (o) The definition of "Phase II Completion Date" is hereby amended to read in its entirety as follows:

                           "Phase II Completion Date" means the date on which
                  the Construction Supervisor issues a written notice (the "Phase II Completion Notice") to TEC certifying that for a period of at least 72 uninterrupted hours, TransContinental's refinery has sustained (i) an average feedstock throughput level of at least 180,000 barrels per day and (ii) average production yields (measured as the liquid volume percent of feedstock throughput) of refined products with a specific gravity of gasoline or lighter of at least 40% and of middle distillates or lighter of at least 60%, when using a combined Crude Unit feedstock slate with an average API Gravity of 22 degrees or less.

         (p) The definition of "Plans" is hereby amended to read in its entirety as follows:

                           "Plans" means (a) the plans and specifications
                  prepared by or on behalf of the Company (or, after the Transaction Closing Date, TransContinental), which describe and show the proposed expansion and modification of the Company's (or, after the Transaction Closing Date, TransContinental's) refinery as amended from time to time with the consent of the Construction Supervisor and (b) a budget prepared by or on behalf of the Company (or, after the Transaction Closing Date, TransContinental) as amended from time to time with the consent of the Construction Supervisor.

         (q) A definition of "Purchasers" is hereby added to the Original Indenture to read in its entirety as follows:

                           "Purchasers" means the initial purchasers from TARC
                  pursuant to the Transaction of voting stock of TCR Holding and their transferees and Affiliates (in each case other than the Company and its Subsidiaries).

         (r) A definition of "Refinery Assets" is hereby added to the Original Indenture to read in its entirety as follows:

                           "Refinery Assets" means substantially all of the
                  assets of TARC immediately prior to the Transaction Closing Date.

         (s) The definition of "Related Person" is hereby amended to read in its entirety as follows:

                           "Related Person" means (i) any Person (other than a
                  Purchaser or TransContinental and any of its Subsidiaries) directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Subsidiary of the Company or any officer, director, or employee of the Company or any Subsidiary of the Company or of such Person, (ii) the spouse, any immediate family member, or any other relative who has the same principal residence of any Person described in clause (i) above, and any Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with, such spouse, family member, or other relative, and (iii) any trust in which any Person described in clause (i) or (ii), above, is a fiduciary or has a beneficial interest. For purposes of this definition the term "control" means (a) the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or
                  (b) the beneficial ownership of 10% or more of the voting common equity of such Person (on a fully diluted basis) or of warrants or other rights to acquire such equity (whether or not presently exercisable).

         (t) The definition of "Restricted Payment" is hereby amended to read in its entirety as follows:

                           "Restricted Payment" means, with respect to any
                  Person, (i) any Restricted Investment, (ii) any dividend or other distribution on shares of Capital Stock of such Person or any Subsidiary of such Person (iii) any payment on account of the purchase, redemption, or other acquisition or retirement for value of any shares of Capital Stock of such Person, and (iv) any defeasance, redemption, repurchase, or other acquisition or retirement for value, or any payment in respect of any amendment in anticipation of or in connection with any such retirement, acquisition, or defeasance, in whole or in part, of any Pari Passu Debt or Subordinated Debt, directly or indirectly, of such Person or a Subsidiary of such Person prior to the scheduled maturity or prior to any scheduled repayment of principal in respect of such Pari Passu Debt or Subordinated Debt; provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution, or other payment on shares of Capital Stock of an issuer solely in shares of Qualified Capital Stock of such issuer that is at least as junior in ranking as the Capital Stock on which such dividend, distribution, or other payment is to be made, (ii) any dividend, distribution, or other payment to the Company from TCR Holding or from any of the Company's Subsidiaries or to TCR Holding by any of TCR Holding's Subsidiaries, (iii) any defeasance, redemption, repurchase, or other acquisition or retirement for value, in whole or in part, of any Pari Passu Debt or Subordinated Debt of such Person payable solely in shares of Qualified Capital Stock of such Person, (iv) any payments or distributions made pursuant to and in accordance with the Services Agreement, the Expense Reimbursement Agreement, the Office Leases, the Transfer Agreement or the Tax Allocation Agreement, (v) any redemption, repurchase or other retirement for value of the Old TARC Warrants by the Company, including any premium paid thereon, (vi) the redemption, purchase, retirement or other acquisition of any Debt including any premium paid thereon, with the proceeds of any refinancing Debt permitted to be incurred pursuant to clauses (o), (s) and (u) of the covenant described herein under the heading "Limitation on the Incurrences of Additional Debt and Issuances of Disqualified Capital Stock," (vii) the purchase by the Company or TCR Holding of shares of Capital Stock of the Company, TCR Holding, TransContinental, TransTexas or TTXD in connection with each of its employee benefit plans, including without limitation any employee stock ownership plans or any employee stock option plans, in an aggregate amount, with respect to the issuer, not to exceed 7% of the aggregate number of shares of voting stock held by nonaffiliates of the issuer measured from the date of the first such purchase, (viii) distributions of common stock of TransTexas to TEC, (ix) any dividend or other distribution on the Capital Stock of any Subsidiary of the Company, (x) any purchase of Capital Stock of TCR Holding by the Company, (xi) any purchase of Capital Stock of TransContinental by TCR Holding, (xii) any dividend or payment on shares of Capital Stock of TCR Holding the proceeds of the issuance of which are used to purchase TEC Notes and (xiii) the TCR Holding Participating Preferred Stock Redemption.

         (u) The definition of "Senior Debt" is hereby amended to read in its entirety as follows:

                           "Senior Debt" means, all Debt of the Company or, with
                  respect to its use in the definition of "Permitted Liens" only, TCR Holding, including, without limitation, the TARC Discount Notes, the TARC Mortgage Notes, the TARC Working Capital Loan and the TARC Intercompany Loan, now or hereafter created, incurred, assumed or guaranteed by the Company (and all renewals, extensions or refundings thereof or of any part thereof) (including the principal of, interest on and fees, premiums, expenses (including costs of collection), indemnities and other amounts payable in connection with such Indebtedness, and including Post-Commencement Amounts), unless the instrument governing such Debt expressly provides that such Debt is not senior or superior in right of payment to the Notes. Notwithstanding the foregoing, Senior Debt of the Company shall not include (i) Debt evidenced by the Series C/D Notes and the Notes, (ii) Debt of the Company to any Subsidiary of the Company or to any Unrestricted Subsidiary of the Company (other than to facilitate the purchase of the common stock purchase warrants of TARC), or (iii) any amounts payable or other Debt to trade creditors created, incurred, assumed or guaranteed by the Company or any Subsidiary of the Company in the ordinary course of business in connection with obtaining goods or services.

         (v) A definition of "Series C/D Notes" is hereby added to read in its entirety as follows:

                           "Series C/D Notes" means the Company's 16% Senior
                  Subordinated Notes due 2003 issued pursuant to the Indenture dated March 16, 1998 between the Company and First Union National Bank, as trustee, providing for the issuance of such notes, as such may be amended, supplemented and restated from time to time.

         (w) The definition of "Services Agreement" is hereby amended to read in its entirety as follows:

                           "Services Agreement" means the Services Agreement
                  among TNGC Holdings and its Subsidiaries, as in effect on the Issue Date and as amended from time to time, provided that any such amendment is approved by the Board of Directors of each of the parties thereto that will be bound by such amendment.

         (x) The definition of "Subsidiary" is hereby amended to read in its entirety as follows:

                           "Subsidiary" with respect to any Person, means (i) a
                  corporation with respect to which such Person or its Subsidiaries owns, directly or indirectly, at least fifty percent of such corporation's Capital Stock with voting power, under ordinary circumstances, to elect directors, or (ii) a partnership in which such Person or a subsidiary of such Person is, at the time, a general partner of such partnership and has more than 50% of the total voting power of partnership interests entitled (without regard to the occurrence of any contingency) to vote in the election of managers thereof, or
                  (iii) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has (x) at least a fifty percent ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such other Person; provided, however, that "Subsidiary" shall not include (i) for the purposes of the Indenture provisions "Subsidiary Guarantees," and "Limitation on Transactions with Related Persons" a joint venture an investment in which would constitute a Permitted Investment, provided that, for purposes of the covenant described herein under the heading "Limitation on Transactions with Related Persons," such investment is not with a Related Person other than solely because the party engaging in such transaction has the ability to control the Related Person under the definition of "Control" contained within the definition of Related Person or (ii) any Unrestricted Subsidiary of such Person; provided, further, however, that TCR Holding and its subsidiaries other than TransContinental shall be "Subsidiaries" of TARC (except for purposes of Section 4.16) and TransContinental shall not be a "Subsidiary" of any Person.

         (y) The definition of "TARC Intercompany Loan" is hereby amended to read in its entirety as follows:

                           "TARC Intercompany Loan" means the senior secured
                  promissory note from the Company to TEC in the fully accreted principal amount of $920,000,000 upon substantially the terms described in the Registration Statement on Form S-4, as amended, of TEC under the heading "Description of Existing Indebtedness -- TARC Intercompany Loan" and as amended from time to time in accordance with its terms.

         (z) A definition of "TARC Intercompany Loan Amendment" is hereby added to the Original Indenture to read in its entirety as follows:

                           "TARC Intercompany Loan Amendment" means the second
                  amendment to the TARC Intercompany Loan Agreement upon substantially the terms described in the form attached hereto as Exhibit .

         (aa) A definition of "TransContinental" is hereby added to the Original Indenture to read in its entirety as follows:

                           "TransContinental" means TransContinental Refining
                  Corporation, a Delaware corporation, to which the Refinery Assets will be transferred by TCR Holding pursuant to the Transaction and, for purposes of Section 4.11 hereof, its Subsidiaries.

         (bb) The definition of "TARC Borrowing Base" is hereby amended to read in its entirety as follows:

                           "TransContinental Borrowing Base" means, as of any
                  date, an amount equal to the sum of (a) 90% of the book value of all accounts receivable owned by TransContinental and its Subsidiaries (excluding any accounts receivable that are more than 90 days past due, less (without duplication) the allowance for doubtful accounts attributable to such current accounts receivable) calculated on a consolidated basis and in accordance with GAAP and (b) 85% of the current market value of all inventory owned by TransContinental and its Subsidiaries as of such date. To the extent that information is not available as to the amount of accounts receivable as of a specific date, TransContinental may utilize, to the extent reasonable, the most recent available information for purposes of calculating the TransContinental Borrowing Base.

         (cc) A definition of "TCR Holding" is hereby added to the Original Indenture to read in its entirety as follows:

                           "TCR Holding" means TCR Holding Corporation, a
                  Delaware corporation, to which the Refinery Assets will be transferred by TARC pursuant to the Transaction.

         (dd) A definition of "TCR Holding Entities" is hereby added to the Original Indenture to read in its entirety as follows:

                           "TCR Holding Entities" means TCR Holding and each of
                  its Subsidiaries.

         (ee) A definition of "TCR Holding Participating Preferred Stock" is hereby added to the Original Indenture to read in its entirety as follows:

                           "TCR Holding Participating Preferred Stock" means the
                  participating preferred stock of TCR Holding issued pursuant to the Transaction.

         (ff) A definition of "TCR Holding Participating Preferred Stock Redemption" is hereby added to the Original Indenture to read in its entirety as follows:

                           "TCR Holding Participating Preferred Stock
                  Redemption" means the redemption by TCR Holding of the TCR Holding Participating Preferred Stock in exchange for (i) debt securities of TCR Holding with an aggregate principal amount equal to the liquidation preference of the TCR Holding Participating Preferred Stock, with a maturity date of June 1, 2002 and bearing interest at a rate sufficient to pay interest on the TARC Intercompany Loan, the Notes and the Series C/D Notes and (ii) common stock of TCR Holding equal to 30.6% of the equity interest in TCR Holding and 41% of the voting power of TCR Holding's capital stock.


         (gg) A definition of "TARC Intercompany Subordinated Note" is hereby added to the Original Indenture to read in its entirety as follows:

                           "TARC Intercompany Subordinated Note" means that
                  certain note and related documents (i) evidencing debt of TCR Holding to TARC in an amount and with principal and interest payment terms sufficient to service the payment of interest and principal on the Notes and the Series C/D Notes (after giving effect to any amounts in any Interest Reserve Account) and (ii) containing a covenant of TCR Holding to pledge the stock it owns of TransContinental, if any, as of the date of the payment in full of the TARC Intercompany Loan; provided, that TCR Holding shall not be required to grant such Lien until the TARC Intercompany Loan has been paid in full and has not been refinanced, refunded or replaced with the proceeds of Other Debt ("Other Debt"), which Other Debt has a lower cost of capital to TCR Holding than the TARC Intercompany Loan and the principal amount of such Other Debt (or, if such Other Debt is issued with original issue discount, the original issue amount of such Other Debt) is equal to or less than the original issue price of, plus amortization of the original issue discount on, the TARC Intercompany Loan at the time of the incurrence of such Other Debt.

         (hh) A definition of "TARC Working Capital Loan" is hereby added to the Original Indenture to read in its entirety as follows:

                           "TARC Working Capital Loan" means a loan by TEC to
                  TARC of up to $50 million, which will be assumed by TCR Holding pursuant to the Transaction.

         (ii) The definition of "Tax Allocation Agreement" is hereby amended to read in its entirety as follows:

                           "Tax Allocation Agreement" means the Tax Allocation
                  Agreement, dated as of August 24, 1993, among TNGC Holdings Corporation, the Company, TEC and other subsidiaries of TNGC Holdings Corporation, as in effect on the Issue Date and as amended from time to time, provided that any such amendment is approved by the Board of Directors of each of the parties thereto that will be bound by such amendment.

         (jj) A definition of "Transaction" is hereby added to the Original Indenture to read in its entirety as follows:

                           "Transaction" means a series of related transactions
                  (as more fully described in the Company's Consent Solicitation Statement dated October 5, 1998, as amended, pursuant to which consents were solicited from the Holders to amendments to the Indenture to facilitate the Transaction, which description is incorporated herein by reference) pursuant to which, among other things, (i) the Lien on the TARC Collateral (as defined in the TEC Indenture) is released, (ii) TARC transfers to TCR Holding the Refinery Assets in exchange for (x) all of the capital stock of TCR Holding and (y) the assumption by TCR Holding of certain debt and other obligations of TARC, (iii) TCR Holding transfers to TransContinental the Refinery Assets in exchange for all of the common stock of TransContinental and TransContinental assumes the debt and other obligations of TARC assumed by TCR Holding other than the TARC Working Capital Loan and (iv) certain Purchasers purchase (x) debt securities issued by TARC, (y) equity securities issued by TransContinental and (z) TCR Holding Capital Stock from TARC for aggregate gross proceeds of approximately $151 million.

         (kk) A definition of "Transaction Closing Date" is hereby added to the Original Indenture to read in its entirety as follows:

                           "Transaction Closing Date" means the date the
                  Refinery Assets are transferred by TARC to TCR Holding and by TCR Holding to TransContinental pursuant to the Transaction.

         (ll) The definition of "Unrestricted Non-Recourse Debt" is hereby amended to read in its entirety as follows:

                           "Unrestricted Non-Recourse Debt" of the Company,
                  TransContinental or any of the Subsidiaries of the Company means (i) Debt of such Person that is secured solely (other than with respect to clause (ii) below) by a Lien upon the stock of an Unrestricted Subsidiary of such Person and as to which there is no recourse (other than with respect to clause (ii) below) against such Person or any of its assets other than against such stock (and the dollar amount of any Debt of such Person as described in this clause (i) shall be deemed to be zero for purposes of all other provisions of the Indenture) and (ii) guarantees of the Debt of Unrestricted Subsidiaries of such Person; provided, that the aggregate of all Debt of such Person Incurred and outstanding pursuant to clause (ii) of this definition, together with all Permitted Investments (net of any return on such Investment) in Unrestricted Subsidiaries of such Person, does not exceed (x) 20% of the Company's Consolidated EBITDA since the Phase II Completion Date in the case of the Company, (y) 20% of TCR Holding's Consolidated EBITDA since the Phase II Completion Date in the case of TCR Holding or (z) 20% of TransContinental's Consolidated EBITDA since the Phase II Completion Date in the case of TransContinental plus in the case of clause (ii) of this definition of Unrestricted Non-Recourse Debt, Restricted Payments permitted to be made pursuant to Section 4.3.

         Section 1.02. Section 4.3 of the Original Indenture. Section 4.3 of the Original Indenture is hereby amended to read in its entirety as follows:

                           Section 4.3 Limitation on Restricted Payments. The
                  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any dividend or other distribution on shares of Capital Stock of the Company or any Subsidiary of the Company or make any payment on account of the purchase, redemption, or other acquisition or retirement for value of any such shares of Capital Stock unless such dividends, distributions, or payments are made in cash or Capital Stock or a combination thereof. In addition, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment; provided, however, that the Company or TCR Holding may make a Restricted Payment if, at the time or after giving effect thereto on a pro forma basis no Default or Event of Default would occur or be continuing, and:

                           (i) in the case of Restricted Payments by the
                  Company:

                                    (a) the Company's Consolidated Fixed Charge
                           Coverage Ratio exceeds 2.25 to 1; and

                                    (b) the aggregate amount of all Restricted
                           Payments made by all of the TARC Entities, including such proposed Restricted Payment and all payments that may be made pursuant to the proviso at the end of this sentence (if not made in cash, then the fair market value of any property used therefor), from and after the Issue Date and on or prior to the date of such Restricted Payment, would not exceed an amount equal to (x) 50% of Adjusted Consolidated Net Income of the Company accrued for the period (taken as one accounting period) from the first full fiscal quarter that commenced after the Issue Date to and including the fiscal quarter ended immediately prior to the date of each calculation for which financial statements are available (or, if the Company's Adjusted Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus (y) the aggregate Net Proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company) of its Qualified Capital Stock from and after the Issue Date and on or prior to the date of such Restricted Payment, minus (z) 100% of the amount of any write-downs, write-offs, other negative revaluations, and other negative extraordinary charges not otherwise reflected in the Company's Adjusted Consolidated Net Income during such period; and

                  (ii)     in the case of Restricted Payments by TCR Holding:

                           (a) TCR Holding's Consolidated Fixed Charge Coverage Ratio exceeds 2.25 to 1; and

                           (b) the aggregate amount of all Restricted Payments made by all of the TCR Holding Entities, including such proposed Restricted Payment and all payments that may be made pursuant to the proviso at the end of this sentence (if not made in cash, then the fair market value of any property used therefor), from and after the Transaction Closing Date and on or prior to the date of such Restricted Payment, would not exceed an amount equal to the sum of (w) $1,000,000, plus
                           (x) 50% of Adjusted Consolidated Net Income of TCR Holding accrued for the period (taken as one accounting period) from the first full fiscal quarter that commenced after the Transaction Closing Date to and including the fiscal quarter ended immediately prior to the date of each calculation for which financial statements are available (or, if TCR Holding's Adjusted Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus (y) the aggregate Net Proceeds received by TCR Holding from the issuance or sale (other than to a Subsidiary of TCR Holding) of its Qualified Capital Stock from and after the Transaction Closing Date and on or prior to the date of such Restricted Payment, minus (z) 100% of the amount of any write-downs, write-offs, other negative revaluations, and other negative extraordinary charges not otherwise reflected in TCR Holding's Adjusted Consolidated Net Income during such period;

                  provided, that nothing in this Section 4.3 shall prohibit the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration in compliance with the foregoing provisions.

         Section 1.03. Section 4.7 of the Original Indenture. Section 4.7(d) of the Original Indenture is hereby deleted in its entirety.

         Section 1.04. Section 4.8 of the Original Indenture. Section 4.8 of the Original Indenture is hereby amended to read as follows:

                           Section 4.8 SEC Reports. The Company shall deliver to
                  the Trustee and each Holder, within 15 days after it files the same with the SEC, copies of all reports and information (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe), if any, which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The Company shall include in all such reports and information a summary of the status of the Company's Capital Improvement Program, including a description of sources of funds available for the completion of the Capital Improvements Program. The Company agrees to continue to be subject to and comply with the filing and reporting requirements of the Commission as long as any of the Notes are outstanding.

                           Concurrently with the reports delivered pursuant to
                  the preceding paragraph, the Company shall deliver to the Trustee and to each Holder annual and quarterly financial statements with appropriate footnotes of the Company and its Subsidiaries, all prepared and presented in a manner substantially consistent with those of the Company required by the preceding paragraph. The Company shall also comply with the other provisions of TIA Section 314(a).

                           The Company shall, upon request, provide to each
                  Holder and to each beneficial owner and prospective purchaser of Notes identified by any Holder of Restricted Notes the information required by clause (d)(4) of Rule 144A until the earlier to occur of (i) there existing no further necessity for an offer or sale of the Notes to qualify for an exemption under such Rule or (ii) the consummation of a registered exchange offer for the Notes.

         Section 1.05. Section 4.10 of the Original Indenture. Section 4.10 of the Original Indenture is hereby amended as follows:

         (a) Section 4.10(a) of the Original Indenture is hereby amended to read in its entirety as follows:

                           (a) The Company shall not, and shall not permit any
                  of its Subsidiaries to, enter directly or indirectly into, or permit to exist, any transaction or series of related transactions with any Related Person (including, without limitation: (i) the sale, lease, transfer or other disposition of properties, assets or securities to such Related Person,
                  (ii) the purchase or lease of any property, assets or securities from such Related Person, (iii) an Investment in such Related Person (excluding Investments permitted to be made pursuant to clauses (iii), (vi), (viii), (x), (xi),
                  (xii), (xvi) and (xviii) of the definition of "Permitted Investment"), and (iv) entering into or amending any contract or agreement with or for the benefit of a Related Person (each, a "Related Person Transaction")), except for (A) permitted Restricted Payments, including for this purpose the transactions excluded from the definition of Restricted Payments by the proviso contained in the definition of "Restricted Payments"; (B) transactions made in good faith, the terms of which are (x) fair and reasonable to the Company or such Subsidiary, as the case may be, and (y) at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with Persons who are not Related Persons; (C) transactions between the Company and any of its Wholly Owned Subsidiaries or between Wholly Owned Subsidiaries of the Company; (D) transactions pursuant to the Services Agreement, the Tax Allocation Agreement, the Gas Purchase Agreement, and the Expense Reimbursement Agreement, in each case including amendments thereto that are approved by the Board of Directors of each of the parties thereto that will be bound by such amendments, and the Transfer Agreement, the TARC Intercompany Loan and related security documents, and the Registration Rights Agreement; (E) the lease of office space to the Company or an Affiliate of the Company by TransAmerican or an Affiliate of TransAmerican, provided that payments thereunder do not exceed in the aggregate $200,000 per year; (F) any employee compensation arrangement in an amount which together with the amount of all other cash compensation paid to such employee by the Company and its Subsidiaries does not provide for cash compensation in excess of $5,000,000 in any fiscal year of the Company or any Subsidiary and which has been approved by a majority of the Company's Independent Directors and found in good faith by such directors to be in the best interests of the Company or such Subsidiary, as the case may be; (G) loans to the Company and TCR Holding which are permitted to be Incurred pursuant to the terms of Section 4.11; (H) the amounts payable by the TEC and its Subsidiaries to Southeast Contractors for employee services provided to the Company or TransContinental not exceeding the actual costs to Southeast Contractors of the employees, which costs consist solely of payroll and employee benefits, plus related administrative costs and an administrative fee, not exceeding $2,000,000 per year in the aggregate; (I) the Company and its Subsidiaries may pay a management fee to TransAmerican in an amount not to exceed $2,500,000 per year; (J) transactions effected pursuant to the Transaction, including without limitation (i) the execution, delivery and performance of the TARC Intercompany Loan Amendment, the TCR Holding Pledge Agreement, an amendment of the Services Agreement and a Securities Purchase Agreement among TARC, TCR Holding, TransContinental, TEC and certain of the Purchasers providing for the sale to such Purchasers of Capital Stock of TCR Holding owned by TARC pursuant to the Transaction, (ii) the transfer of the Refinery Assets by TARC to TCR Holding and, as consideration therefor, the issuance by TCR Holding to TARC of Capital Stock of TCR Holding, the assumption by TCR Holding of certain debt and obligations of TARC (including Debt of TARC to the Purchasers and certain others), and (iii) the transfer of the Refinery Assets by TCR Holding to TransContinental and, as consideration therefor, the issuance by TransContinental of its common stock to TCR Holding and the assumption by TransContinental of certain debt and obligations of TCR Holding; (K) the delivery of TEC Notes to TEC in satisfaction of the TARC Intercompany Loan; (L) the issuance and sale of the TCR Holding Participating Preferred Stock; (M) the TCR Holding Participating Preferred Stock Redemption; and (N) transactions between or among TCR Holding or TransContinental and any of their respective Related Persons, provided such transaction is approved by the Board of Directors of each of the parties thereto.

         (b) Section 4.10(b) of the Original Indenture is hereby amended to read in its entirety as follows:

                           (b) Without limiting the foregoing, except for sales
                  of accounts receivable to an Accounts Receivable Subsidiary in accordance with Section 4.20, (i) with respect to any Related Person Transaction or series of Related Person Transactions (other than any Related Person Transaction described in clause
                  (A) (with respect to Permitted Restricted Payments by virtue of clauses (i), (ii), (iv), (vii), (ix), (x) or (xi) of the proviso contained in the definition of "Restricted Payments"),
                  (C), (D), (E), (G), (J), (K), (L), (M) or (N) of Section
                  4.10(a)) with an aggregate value in excess of $5,000,000, such transaction must first be approved by a majority of the Board of Directors of the Company or its Subsidiary which is the transacting party and a majority of the directors of such entity who are disinterested in the transaction pursuant to a Board Resolution, as (x) fair and reasonable to the Company or such Subsidiary, as the case may be, and (y) on terms which are at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, on an arm's length basis with Persons who are not Related Persons, and (ii) with respect to any Related Person Transaction or series of related Person Transactions

                  (other than any Related Person Transaction described in clause
                  (A) (with respect to permitted Restricted Payments by virtue of clauses (i), (ii), (iv), (vii), (ix), (x) or (xi) of the proviso contained in the definition of "Restricted Payments")
                  (C), (D), (E), (G), (J), (K), (L), (M) or (N) of Section
                  4.10(a)) with an aggregate value in excess of $10,000,000, the Company must first obtain a favorable written opinion as to the fairness of such transaction to the Company or such Subsidiary, as the case may be, from a financial point of view, from a nationally recognized investment banking or accounting firm; provided that such opinion shall not be necessary if approval of the Board of Directors to such Related Person Transaction has been obtained after receipt of bona fide bids of at least two other independent parties and such Related Person Transaction is in the ordinary course of business.

         Section 1.06. Section 4.11 of the Original Indenture. Section 4.11 of the Original Indenture is hereby amended as follows:

         (a) The first paragraph of Section 4.11 of the Original Indenture is hereby amended to read in its entirety as follows:

                           Section 4.11 Limitation on Incurrences of Additional
                  Debt and Issuances of Disqualified Capital Stock.Except as set forth in this Section 4.11, from and after the Issue Date, the Company shall not, and shall not permit TransContinental or any of the Company's Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, or otherwise become liable for, contingently or otherwise (to "Incur" or, as appropriate, an "Incurrence"), any Debt or issue any Disqualified Capital Stock, except: (a) Debt evidenced by the Notes and the Guarantees in an aggregate amount not to exceed $200 million in proceeds to the Company less the aggregate amount of proceeds to the Company pursuant to Debt incurred under clause
                  (p) below; (b) Debt evidenced by the TARC Intercompany Loan and any other Debt at any time owing by any of the TARC Entities to TEC in an aggregate outstanding principal amount, when added to the then outstanding principal amount of the TARC Intercompany Loan and any other Debt incurred pursuant to this clause (b) or pursuant to clause (o) below to replace, extend, renew or refund Debt incurred pursuant to this clause
                  (b), at any one time outstanding not in excess of $920 million less any amount repaid pursuant to paragraph (c)(i) of the covenant described herein under Section 4.14 hereof; (c) Subordinated Debt of the Company solely to any wholly owned Subsidiary of the Company, Debt of TCR Holding solely to TransContinental or any wholly owned Subsidiary of TCR Holding, Debt or Disqualified Capital Stock of TCR Holding to TARC, Debt of any wholly owned Subsidiary of the Company solely to the Company or to any wholly owned Subsidiary of the Company or Debt of TransContinental or any wholly owned Subsidiary of TCR Holding solely to TCR Holding or to any wholly owned Subsidiary of TCR Holding; (d) Debt of TransContinental outstanding at any time in an aggregate principal amount not to exceed the greater of (x) $100 million or (y) the TransContinental Borrowing Base, less, in each case, the amount of any Debt of an Accounts Receivable Subsidiary (other than Debt owed to the Company or TransContinental); (e) Debt in an aggregate principal amount not to exceed at any one time $50 million; (f) Debt secured by the Storage Assets in an aggregate amount outstanding at any one time not to exceed $115 million; (g) Debt secured by a Permitted Lien that meets the requirements of clause (c), (g),
                  (m), (o) or (r) of the definition of "Permitted Liens," to the extent that such Liens would give rise to Debt under clauses (i), (ii), or (iii) of the definition of "Debt;" (h) Any guaranty of Debt incurred pursuant to clauses (d), (e), (g) or (n) hereof which guaranty shall not be included in the determination of the amount of Debt which may be Incurred pursuant to (d), (e), (g) or (n) hereof; (i) Swap Obligations (j) Unrestricted Non-Recourse Debt; (k) Debt evidenced by the TARC Mortgage Notes; (l) letters of credit and reimbursement obligations relating thereto to the extent collateralized by cash or Cash Equivalents; (m) Debt evidenced by the TARC Discount Notes;
                  (n) Debt of the Company or any of its Subsidiaries or TransContinental owed to TEC which is loaned pursuant to terms of the fourth paragraph of either of the covenants contained under the headings "-- Excess Cash" and "-- Additional Interest Excess Cash Offer" under the TEC Indenture in the aggregate not in excess of $50 million; (o) each of the Company, its Subsidiaries and TransContinental may Incur Debt as an extension, renewal, replacement, or refunding of any item of the Debt permitted to be Incurred by clauses (b), (p),
                  (r), (v), (w) or (x) hereof, or this clause (o) (each such item of Debt is referred to as "Refinancing Debt"), provided, that (1) the maximum principal amount of each item of Refinancing Debt (or, if such Refinancing Debt is issued with original issue discount, the original issue price of such Refinancing Debt) permitted under this clause (o) may not exceed the lesser of (x) the principal amount of the item of Debt being extended, renewed, replaced, or refunded plus Refinancing Fees or (y) if such item of Debt being extended, renewed, replaced, or refunded was issued at an original issue discount, the original issue price, plus amortization of the original issue discount as of the time of the Incurrence of the Refinancing Debt plus Refinancing Fees and (2) each item of Refinancing Debt shall rank with respect to the Notes to an extent no less favorable in respect thereof to the Holders than the related Debt being refinanced; (p) Pari Passu Debt or Subordinated Debt of the Company or TCR Holding with initial net proceeds to the Company not in excess of $25 million in the aggregate less the aggregate amount of proceeds to the Company pursuant to Debt incurred under clause (a) above after the Issue Date; (q) Debt secured by Liens permitted pursuant to clauses (h) and (j) of Permitted Liens, in an aggregate principal amount not to exceed $35 million; (r) Debt of TransContinental Incurred in connection with the acquisition, construction or improvement of a CATOFIN(R) Unit not in excess of 20% of TransContinental's Consolidated EBITDA accrued for the period (taken as one accounting period) commencing with the first full fiscal quarter that commenced after the Phase I Completion Date, to and including the fiscal quarter ended immediately prior to the date of such calculation, (s) Debt of TARC, TCR Holding or TransContinental with an aggregate principal amount outstanding at any one time of up to $225 million, (t) Debt of TARC (other than Debt secured by Storage Assets in the initial aggregate principal amount of $36 million) that is assumed by TCR Holding or TransContinental in connection with the Transaction, (u) Debt of TCR Holding with an aggregate principal amount outstanding at any one time not in excess of $200 million, (v) Debt of TCR Holding (other than Debt incurred pursuant to clause (s) above) that is assumed by TransContinental in connection with the Transaction, (w) Disqualified Capital Stock of TCR Holding or TransContinental or unsecured Debt of TCR Holding or unsecured or secured Debt of TransContinental, (1) the proceeds of which are used to repurchase TEC Notes or (2) that is exchanged for TEC Notes,
                  (x) Debt or Disqualified Capital Stock of TCR Holding or TransContinental that is used to refinance or replace the TARC Intercompany Loan and (y) Debt of the Company, TCR Holding or TransContinental owed to TEC that does not in the aggregate exceed $50 million principal amount outstanding at any one time.

         (a) The third to last and second to last paragraph of Section 4.11 of the Original Indenture is hereby amended to read in its entirety as follows:

                           Notwithstanding the foregoing provisions of this
                  covenant, (a) the Company, TCR Holding and TransContinental may Incur Senior Debt and the Company, TCR Holding and TransContinental may issue Disqualified Capital Stock if, at the time such Senior Debt is Incurred or such Disqualified Capital Stock is issued, (i) no Default or Event of Default shall have occurred and be continuing at the time or immediately after giving effect to such transaction on a pro forma basis, and (ii) immediately after giving effect to the Consolidated Fixed Charges in respect of such Debt being Incurred or such Disqualified Capital Stock being issued and the application of the proceeds therefrom to the extent used to reduce Debt or Disqualified Capital Stock, on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio of the entity incurring such Debt for the Reference Period is greater than 2.25 to 1, and (b) the Company, TCR Holding and TransContinental may Incur Subordinated Debt if, at the time such Subordinated Debt is incurred, (i) no Default or Event of Default shall have occurred and be continuing at the time or immediately after giving effect to such transaction on a pro forma basis, and (ii) immediately after giving effect to the Consolidated Fixed Charges in respect of such Subordinated Debt being incurred and the application of the proceeds therefrom to the extent used to reduce Debt, on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio of the entity incurring such Debt for the Reference Period is greater than 2.0 to 1.

                           Debt Incurred and Disqualified Capital Stock issued
                  by any Person that is not a Subsidiary of the Company, TCR Holding or TransContinental, as the case may be, which Debt or Disqualified Capital Stock is outstanding at the time such Person becomes a Subsidiary of, or is merged into, or consolidated with the Company, TCR Holding or TransContinental or one of their Subsidiaries, as the case may be, shall be deemed to have been Incurred or issued, as the case may be, at the time such Person becomes a Subsidiary of, or is merged into, or consolidated with the Company, TCR Holding or TransContinental, respectively, or one of their respective Subsidiaries.

         Section 1.07. Section 4.12 of the Original Indenture. Section 4.12 of the Original Indenture is hereby amended to read in its entirety as follows:

                           Section 4.12 Limitations on Restricting Subsidiary
                  Dividends. The Company shall not, and shall not permit any of its Subsidiaries (other than TCR Holding) to, directly or indirectly, create, assume, or suffer to exist any consensual encumbrance or restriction on the ability of any Subsidiary of the Company (other than TCR Holding) to pay dividends or make other distributions on the Capital Stock of any Subsidiary of the Company, except encumbrances and restrictions existing under this Indenture and any agreement of a Person acquired by the Company or a Subsidiary of the Company, which restrictions existed at the time of acquisition, were not put in place in anticipation of such acquisition and are not applicable to any Person or property, other than the Person or any property of the Person so acquired. Notwithstanding anything contained herein to the contrary, neither the Company nor TCR Holding may create an encumbrance or restriction on their ability to pay premium, if any, principal of, or interest on, the TARC Intercompany Loan.

         Section 1.08. Section 4.13 of the Original Indenture. Section 4.13 of the Original Indenture is hereby amended to read in its entirety as follows:

                           Section 4.13 Liens. The Company shall not, and shall
                  not permit any of its Subsidiaries to, directly or indirectly, Incur, or suffer to exist any Lien upon any of its respective property or assets, whether now owned or hereafter acquired, other than Permitted Liens. Notwithstanding anything in this Indenture to the contrary, (i) TARC shall not, directly or indirectly, Incur or suffer to exist any Lien on the Capital Stock of TCR Holding owned by it (other than a Lien to secure the TARC Intercompany Loan), (ii) TCR Holding may incur a Lien on Capital Stock of TransContinental to secure the TARC Working Capital Loan and (iii) TransContinental shall not be bound by this Section 4.13. For the purpose of determining compliance with this Section 4.13, if a Lien meets the criteria of more than one of the types of Permitted Liens, the Company or the Subsidiary in question shall have the right to determine in its sole discretion the category of Permitted Lien to which such Lien applies, shall not be required to include such Lien in more than one of such categories, and may elect to apportion such Lien between or among any two or more categories otherwise applicable.

         Section 1.09. Section 4.14 of the Original Indenture. Section 4.14 of the Original Indenture is hereby amended to read in its entirety as follows:

                           Section 4.14 Limitation on Asset Sales. Intentionally
                  Omitted.

         Section 1.10. Section 4.18 of the Original Indenture. Section 4.18 of the Original Indenture is hereby amended to read as follows:

                           Section 4.18 Limitations on Line of Business. The
                  Company shall not directly or indirectly engage to any substantial extent in any line or lines of business activity other than a Related Business and, such other business activities as are reasonably related or incidental thereto. The Company shall not permit TransContinental directly or indirectly to engage to any substantial extent in any line or lines of business activity other than a Related Business or such other business activities as are reasonably related or incidental thereto.

         Section 1.11. Section 4.20 of the Original Indenture. Section 4.20(a) of the Original Indenture is hereby amended to read as follows:

                           (a) Notwithstanding the provisions of Section 4.3,
                  the Company may, and may permit any of its Subsidiaries to, make Investments in an Accounts Receivable Subsidiary (i) the proceeds of which are applied within five Business Days of the making thereof solely to finance the purchase of accounts receivable of the Company and its Subsidiaries and (ii) in the form of Accounts Receivable Subsidiary Notes to the extent permitted by clause (b) below; provided that the aggregate amount of such Investments shall not exceed the greater of $20 million or 20% of the TransContinental Borrowing Base at any time;

         Section 1.12. Section 4.23 of the Original Indenture. Section 4.23 of the Original Indenture is hereby deleted.

         Section 1.13. Sections 4.23 and 4.24 of the Original Indenture. New Sections 4.23 and 4.24 are hereby added to the Original Indenture to follow
Section 4.22 to read in their entirety as follows:

                           Section 4.23 Monthly Status Reports. The Company
                  shall cause TransContinental to, (A) not later than the 20th day of each month (or, if such day is not a Business Day, then the first Business Day following such day), commencing in December 1998 and continuing through the Phase II Completion Date, issue a press release (and, if applicable, file a copy thereof with the SEC pursuant to a Form 8-K Current Report) generally disclosing the status of completion of the Capital Improvement Program through the end of the immediately preceding month and (B) conduct a monthly telephone conference call relating thereto with the chief executive officer of TARC or his designee in which Holders will be entitled to participate and provide notice by press release of the time and place of such call at least 48 hours in advance thereof.

                           Section 4.24 Limitation on Issuances of Equity
                  Securities by TCR Holding or TransContinental. The Company shall not permit TCR Holding, TransContinental or any Subsidiary of either of them to issue (other than pursuant to the Transaction, including securities issued upon conversion of or in exchange for securities issued pursuant to the Transaction upon the terms established in connection with the Transaction, or issuances to TransContinental or any of its Subsidiaries) any Capital Stock or other equity securities (other than Disqualified Capital Stock that is not convertible into or exchangeable for Qualified Capital Stock and other equity securities that are not accounted for as equity securities in accordance with GAAP) unless the issuer first obtains a favorable written opinion as to the fairness of such transaction to the issuer, from a financial point of view, from an independent nationally recognized accounting or investment banking firm.

         Section 1.14. Section 5.1 of the Original Indenture. Section 5.1 of the Original Indenture is hereby amended to add subsection (d) to read in its entirety as follows:

                           (d) Notwithstanding anything contained in this
                  Article V to the contrary, (i) the provisions of clause (a) shall not apply to the transfer by TARC to TCR Holding of the Refinery Assets as part of the Transaction, (ii) the provisions of clause (a) shall not apply to the transfer to TransContinental by TCR Holding of the Refinery Assets as part of the Transaction and (iii) the provisions of clauses (a)(2),
                  (a)(3) and (a)(5) shall not apply to a merger of TARC with or into TEC.

         Section 1.15. Section 5.2 of the Original Indenture. Section 5.2 of the Original Indenture is hereby amended to read in its entirety as follows:

                           Section 5.2 Successor Corporation Substituted. Upon
                  any consolidation or merger, or any transfer of assets in accordance with Section 5.1 (other than the transfers of the Refinery Assets by the Company to TCR Holding and by TCR Holding to TransContinental pursuant to the Transaction), the Surviving Person formed by such consolidation or into which the Company, or a Guarantor, as the case may be, is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company, or such Guarantor, as the case may be, under this Indenture with the same effect as if such Surviving Person had been named as the Company, or such

                  Guarantor, as the case may be, herein. When a Surviving Person duly assumes all of the obligations of the Company pursuant hereto and pursuant to the Notes, the predecessor shall be released from such obligations.

         Section 1.16. Section 6.1 of the Original Indenture. Section 6.1(d) of the Original Indenture is hereby amended to read in its entirety as follows:

                           (d) a default which extends beyond any stated period
                  of grace applicable thereto, including any extension thereof, under any mortgage, indenture or instrument under which there is outstanding any Debt of the Company, any of its Subsidiaries or TransContinental with an aggregate principal amount in excess of $20,000,000 if by reason of such default the principal of such Debt and all accrued and unpaid interest thereon has been declared due and payable, or failure to pay such Debt at its stated maturity, if either (a) such default results from the failure to pay principal of, premium, if any, or interest on any such Debt when due and such default continues beyond any applicable cure, forebearance or notice period; provided that a waiver by the lenders of such Debt of such default shall constitute a waiver hereunder for the same period or (b) as a result of such default, the maturity of such Debt has been accelerated prior to its scheduled maturity, and such default or acceleration continues for a period of 10 days; provided, that a rescission or annulment of such default or acceleration (prior to any action taken by the Trustee with respect to the acceleration of the Obligations under the Notes) pursuant to the agreement governing such Debt shall constitute a waiver hereunder for the same period.

         Section 1.17. Section 9.1 of the Original Indenture. Section 9.1 of the Original Indenture is hereby amended to read in its entirety as follows:

                           Section 9.1 Supplemental Indentures Without Consent
                  of Holders. Without the consent of any Holder, the Company and the Guarantors, if any, when authorized by Board Resolutions, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto or a restatement hereof in form satisfactory to the Trustee, for any of the following purposes:

                           (a) to cure any ambiguity, defect, or inconsistency,
                  or to make any other provisions with respect to matters or questions arising under this Indenture which shall not be inconsistent with the provisions of this Indenture, provided such action pursuant to this clause (a) shall not adversely affect the interests of any Holder in any respect;

                           (b) to add to the covenants of the Company for the
                  benefit of the Holders or to surrender any right or power herein conferred upon the Company or to make any other change that does not adversely affect the rights of any Holder, provided that the Company has delivered to the Trustee an Opinion of Counsel stating that such change does not adversely affect the rights of any Holder;

                           (c) to evidence the succession of another Person to
                  the Company and the assumption by any such successor of the obligations of the Company herein and in the Notes in accordance with Article V;

                           (d)  to comply with the TIA; or

                           (e) to restate this Indenture so that it reflects
                  this Indenture as originally executed as amended by all amendments and supplements hereto through the date of such restatement and contains only the then effective provisions of this Indenture.

         Section 1.18. Section 9.6 of the Original Indenture. Section 9.6 of the Original Indenture is hereby amended to read in its entirety as follows:

                           Section 9.6 Trustee to Sign Amendments, Etc. The
                  Trustee shall execute any amendment, supplement, restatement or waiver authorized pursuant to this Article IX, provided that the Trustee may, but shall not be obligated to, execute any such amendment, supplement, restatement or waiver which affects the Trustee's own rights, duties or immunities under this Indenture. The Trustee at the expense of the Company shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of any amendment, supplement, restatement or waiver authorized pursuant to this Article IX is authorized or permitted by this Indenture.

         Section 1.19. Article XI of the Original Indenture. Article XI of the Original Indenture is hereby amended to read in its entirety as follows:

                                   ARTICLE XI

                           RIGHT TO REQUIRE REPURCHASE

                              INTENTIONALLY OMITTED


                                   ARTICLE II
                               GENERAL PROVISIONS

         Section 2.01. Effectiveness of Amendments. This Supplemental Indenture is effective as of the date first above written. However, the provisions of the Original Indenture amended or eliminated as provided in this Supplemental Indenture (the "Amended Provisions") shall remain operative in the form in which they exist in the Original Indenture until the Transaction Closing Date, whereupon the Amended Provisions will be amended or eliminated as provided herein, effective immediately prior to the Transaction Closing Date.

         Section 2.02. Ratification of Indenture. The Original Indenture is in all respects acknowledged, ratified and confirmed, and shall continue in full force and effect in accordance with the terms thereof and as supplemented by this Supplemental Indenture. The Original Indenture and this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

         Section 2.03. Certificate and Opinion as to Conditions Precedent. Simultaneously with and as a condition to the execution of this Supplemental Indenture, the Company is delivering to the Trustee:

                  (a) an Officers' Certificate in the form attached hereto as Exhibit A; and

                  (b) an Opinion of Counsel covering the matters described in Exhibit B attached hereto.

         Section 2.04. Effect of Headings. The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction of this Supplemental Indenture.

         Section 2.05. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

         Section 2.06. Counterparts. This Supplemental Indenture may be executed in any number if counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute the same instrument.

         IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused the Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attached, on and effective as of day and year first above written.




                                        TRANSAMERICAN REFINING CORPORATION,
                                                 A Texas corporation



Attest:                                 By:
       --------------------------          ------------------------------------
         Ann F. Gullion,                             Name: Ed Donahue
         Assistant Secretary               Title: Vice President and Secretary



                                        FIRST UNION NATIONAL BANK,
                                                 As Trustee



                                                 By:
                                                    ---------------------------
                                                    Name:
                                                    Title: